Exhibit 10.3

Roxana K. Chamouille Direct: (949) 223-7224 roxana.chamouille@bryancave.com

December 17, 2008

VIA E-MAIL

Mr. Richard S. Robinson and

Mr. Michael D. Grubbs

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, California 92660

Re:   That certain Revolving Line of Credit Loan (Borrowing Base) in an amount not to exceed $30,000,000 (“Loan”) by CALIFORNIA BANK & TRUST, a California banking corporation (“Lender”), to WILLIAM LYON HOMES, INC., a California corporation (“Borrower”)

Dear Messrs. Robinson and Grubbs:

As you know, this firm represents Lender in connection with the Loan. The Loan is being administered pursuant to the terms of that certain Amended and Restated Revolving Line of Credit Loan Agreement (Borrowing Base Loan) dated as of September 16, 2004, by and between Borrower and Lender (as the same has been and may be further amended from time to time, “Loan Agreement”). The Loan is evidenced by that certain Eighth Amended and Restated Construction Loan Promissory Note (Construction Revolving Line of Credit) dated as of September 17, 2008, given by Borrower to Lender (as the same has been and may be further amended from time to time, “Note”). All present and future agreements relating to the Loan, including without limitation the Loan Agreement and the Note, collectively shall be referred to in this letter as the “Loan Documents.” Unless otherwise specified herein, all capitalized terms shall have such meanings as provided in the Loan Agreement.

Borrower and Lender has discussed and agreed to certain modifications to the Loan Documents from and after the date hereof. This letter agreement sets forth the terms and conditions of said modifications and, once executed by all parties, this letter agreement shall be included as one of the Loan Documents.

Modifications to the Loan Agreement:

The Loan Documents provide that Borrower shall comply with certain ongoing Financial Covenants as described in Section 6.15 of the Loan Agreement.

Messrs. Richard S. Robinson and Michael D. Grubbs December 17, 2008 Page 2

Borrower has requested modification of the following financial covenants set forth in Section 6.15 of the Loan Agreement (“Financial Covenants”): (1) a one-time waiver of the compliance requirement with regard to the “Maximum Total Liabilities-to-Tangible Net Worth Ratio” (as set forth in Section 6.15 of the Loan Agreement and as defined below) for the quarterly reporting period ending on December 31, 2008 through the quarterly reporting period ending on December 31, 2009; and (2) modification of the “Minimum Tangible Net Worth” (as set forth in Section 6.15 of the Loan Agreement and defined below) requirements from the current amount of One Hundred Seventy-Five Million Dollars ($175,000,000.00) to the revised amount of Ninety Million Dollars ($90,000,000.00) for the quarterly reporting period ending on December 31, 2008, and continuing thereafter during the remaining term of the Loan.

Lender has agreed to these modifications, and the Financial Covenants chart set forth in Section 6.15 of the Loan Agreement shall be revised as follows:

Covenant Party	Covenant Type	Covenant Requirement
Borrower and its subsidiaries	Maximum Total Liabilities-to-Tangible Net Worth Ratio (with the Total Liabilities to be exclusive of consolidated liabilities of variable interest entities)

Not in excess of 5.0:1.0

(Notwithstanding any other provision of the Loan Documents to the contrary, Borrower shall not be required to comply with the Maximum Total Liabilities-to-Tangible Net Worth Ratio until on and after January 1, 2010, and continuing thereafter during the remaining term of the Loan.)

Borrower	Minimum Tangible Net Worth	Not less than $90,000,000.00

Borrower	Minimum Liquidity	Not less than $30,000,000.00 (At least $10,000,000 cash on hand and the remaining $20,000,000 may consist of either cash and/or availabilities under the lines of credit)

Notwithstanding any other provision of the Loan Documents to the contrary, Borrower shall not be required to comply with the Maximum Total Liabilities-to-Tangible Net Worth Ratio until on and after January 1, 2010, and continuing thereafter during the remaining term of the Loan.

Messrs. Richard S. Robinson and Michael D. Grubbs December 17, 2008 Page 3

In addition to the modifications to Section 6.15 of the Loan Agreement set forth above, Borrower and Lender have agreed to modify the Loan Agreement by adding a new section, Section 16, to the Loan Agreement. The Loan Agreement is hereby modified by adding the following new section as Section 16:

“16. NO RIGHT TO SET-OFF. Notwithstanding any provision of any Loan Document or applicable law to the contrary, in no event shall Lender, whether with or without demand or notice to Borrower, exercise any right to set-off and apply deposits (whether certificates of deposit, demand, general, savings, special, time, or other, and whether provisional or final) held by Lender for Borrower against or to the Obligations, to the extent that such deposits are not held as collateral for the Loan. By its signature below, Lender hereby waives any right it may have to set-off and apply such deposits against or to the Obligations.”

Modifications to the Note:

In addition to the modifications to the Loan Agreement set forth above, Borrower and Lender have agreed to modify the Note pursuant to the terms set forth below.

The following definition of “Applicable Spread” shall be added to the Note:

“Applicable Spread” shall mean, for any Fixed Rate or Base Floating Rate during the term of this Note, the following interest spread, which shall be determined by Lender on a daily basis based upon the total aggregate amount of all deposit funds held in various checking accounts by Lender in the name of Borrower:

Deposit Amount	Applicable Rate Spread	Base Floating Rate
Less than $2,500,000.00	4.50%	1.50%
$2,500,000.00 to $4,999,999.99	4.00%	1.00%
$5,000,000.00 to $9,999,999.99	3.50%	0.75%
Greater than $10,000,000.00	3.00%	0.00%

The definitions of “Applicable Rate Spread” and “Base Floating Rate” in Sections 1.2 and 1.1.1 of the Note, respectively, shall be deleted in their entirety and replaced by the following definitions:

“Applicable Rate Spread” means the rate set forth above in the definition of the Applicable Spread (subject to adjustment to the Floor Rate, as applicable).

Messrs. Richard S. Robinson and Michael D. Grubbs December 17, 2008 Page 4

“Base Floating Rate” means the rate set forth above in the definition of the Applicable Spread (subject to adjustment to the Floor Rate, as applicable).

The Note is hereby further modified to provide that at no time shall the Fixed Rate or Base Floating Rate, as calculated herein, be less than the “Floor Rate” (as defined below).

As used herein and as added to the Note, the term “Floor Rate” means a rate not less than 5.50% per annum.

Except as may otherwise specifically be provided herein, the Loan Documents are in full force and effect and shall be enforceable in accordance with their terms and provisions. Furthermore, by its execution and delivery of this letter agreement, Borrower hereby reaffirms all of the terms, conditions, obligations, responsibilities, indemnities and duties imposed on Borrower under the Loan Documents (“Obligations”), without qualification or condition, and said Obligations shall continue to be the primary responsibility and liability of Borrower. Borrower’s failure to comply with the terms and conditions of this letter agreement shall constitute an Event of Default under the Loan Agreement.

Please execute this letter agreement in the spaces provided below to indicate Borrower’s agreement to the terms set forth herein. This letter agreement, once signed by Borrower, shall be included as one of the Loan Documents evidencing or relating to the Loan.

Please feel free to contact me with any questions.

Very truly yours,

Roxana K. Chamouille

For the Firm

[Signatures continued on the following page.]

Messrs. Richard S. Robinson and Michael D. Grubbs December 17, 2008 Page 5

ACKNOWLEDGED AND AGREED AS OF
December 17, 2008:

BORROWER:

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ Richard S. Robinson
Name:	Richard S. Robinson
Title:	Senior Vice President

By:	/s/ Michael D. Grubbs
Name:	Michael D. Grubbs
Title:	Senior Vice President

LENDER:

CALIFORNIA BANK & TRUST, a California banking corporation

By:	/s/ Frank W. Henry
Name:	Frank W. Henry
Title:	Executive Vice President